UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT 0F 1934

Date of Report (Date of Event): June 8, 2010 (June 4, 2010)

Commission File Number 000-53605

OPTIMIZERX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	26-1265381
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

407 Sixth Street, Rochester, MI 48307
(248) 651-6558
(Address of principal executive offices, including zip code)

________________________________________
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 4, 2010, OptimizeRx Corporation entered into a Securities Purchase Agreement with Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands, whereby the OptimizeRx, in exchange for $1,500,000, issued 15 shares of Series B Preferred Stock and a Warrant to purchase up to 3,000,000 shares of OptimizeRx’s common stock with an exercise price of $3.00 per share.

The purchase agreement provides that OpimizeRx has a right to sell (and the Purchaser has agreed to buy, if the right is exercised) up to an additional 15 shares of Series B Preferred Stock at $1.00 per share.  The foregoing right is triggered upon the satisfaction and achievement by OptimizeRx of certain goals identified in the purchase agreement.  If OptimizeRx exercises the right, Vicis will also receive a Warrant to purchase up to 1,000,000 OptimizeRx’s shares of common stock with an exercise price of $3.00 per share.

On June 3, 2010, in anticipation of the issuance of Series B Preferred Stock to Vicis Capital Master Fund, OptimizeRx filed a Certificate of Designation with the Nevada Secretary of State which designated 1,000 shares of OptimizeRx’s authorized preferred stock as Series B and sets forth the rights and preferences of the Series B Preferred Stock.

Each share of Series B Preferred Stock is convertible at the option of the holder into that number of shares of common stock of OptimizeRx equal to the Stated Value ($100,000) divided by a per share price of the common stock of $1.50 per share (the “Conversion Price”).  A holder may effect a conversion at any time after the earlier of (x) the time that the Securities and Exchange Commission declares effective a registration statement registering the shares of common stock to be sold by the holder that underlie the shares of Series B Preferred Stock held by such holder (the “Conversion Shares’) and (y) the time such Conversion Shares are eligible for resale by the holder pursuant to Rule 144 of the Securities Act of 1933, as amended, (the “Conversion Eligibility Date”).

If after the Conversion Eligibility Date the market price for the common stock for any ten consecutive trading days exceeds $2.00 (subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the common stock that may occur) and the average daily trading volume for the common stock during such ten day period exceeds 100,000 shares (such period, the “Threshold Period”), the Company may, at any time after the fifth trading day after the end of any such period, deliver a notice to the holder (a “Forced Conversion Notice” and the date such notice is received by the holder, the “Forced Conversion Notice Date”) to cause the holder to immediately convert all and not less than all of the Stated Value of the shares held by such Holder plus accumulated and unpaid dividends at the then current Conversion Price (a “Forced Conversion”).  OptimizeRx may only effect a Forced Conversion Notice if all of the conditions specified in the purchase agreement are met through the applicable Threshold Period until the date of the applicable Forced Conversion and through and including the date such shares of common stock are issued to the holder.

The Warrants are exercisable for a period of seven years at an exercise price of $3.00 per share.  The Warrants are also exercisable on a cashless basis. In addition, the warrants are subject to anti-dilution adjustments and protections in the event of stock splits and stock dividends, subsequent equity sales entitling persons to acquire shares of common stock at an effective price per share that is lower than the then exercise price of the warrants and subsequent rights offerings, in the event we issue rights, options or warrant to all holders of common stock and not to the warrant holders, pro rata distributions of assets or indebtedness and fundamental transactions, such as a merger, consolidation or recapitalization.  The anti-dilution adjustment shall apply the lowest sale price as being the adjusted option price or conversion ratio for existing shareholders.

The issuance of the shares of Series B Preferred Stock and the Warrant was exempt from registration as a transaction by an issuer not involving any public offering under Section 4(2) of the Securities Act of 1933, and under Rule 506 of Regulation D of the Securities Act of 1933.

The Securities Purchase Agreement, Certificate of Designation, the Warrant and the related agreements are exhibits to this Report on Form 8-K. The foregoing summary of certain provisions of these documents is qualified in its entirety by reference to them.

ITEM 3.02     UNREGISTERED SALES OF EQUITY SECURITIES.

The information contained in response to Item 1.01 above is hereby incorporated by this reference.

ITEM 5.03     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

The information contained in response to Item 1.01 above is hereby incorporated by this reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)
Exhibits

Exhibit Number
4.1 Certificate of Designation – Series B Preferred Stock
4.2 Warrant, dated June 4, 2010
10.1 Securities Purchase Agreement, dated June 4, 2010
10.2 Registration Rights Agreement, dated June 4, 2010
10.3 Amended & Restated Security Agreement, dated June 4, 2010
10.4 Guaranty Agreement, dated June 4, 2010
10.5 Amended & Restated Guarantor Security Agreement, June 4, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMIZERX CORPORATOIN

Date: June 8, 2010
By:     /s/ H. David Lester
           H. David Lester, President & CEO